UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 11, 2023

4D MOLECULAR THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-39782	47-3506994
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5858 Horton Street #455 Emeryville, California	94608
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (510) 505-2680

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	FDMT	NASDAQ Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Retirement of August J. Moretti as Chief Financial Officer

On September 12, 2023, 4D Molecular Therapeutics, Inc. (the “Company”) announced that August J. Moretti will retire as Chief Financial Officer and Assistant Secretary of the Company, effective September 11, 2023. Pursuant to the transition and separation agreement entered into with Mr. Moretti, he will continue in employment with the Company as a Senior Business Advisor through the end of the calendar year under his current employment terms and will subsequently provide consulting services through December 31, 2024. Mr. Moretti will be paid a retainer of $18,000 per month during the consulting period and, unless the arrangement is terminated by the Company or Mr. Moretti pursuant to the terms of the agreement, the vesting of Mr. Moretti’s remaining unvested stock options will accelerate.

The benefits provided to Mr. Moretti are conditioned on Mr. Moretti’s execution of a general release agreement with the Company and his continued compliance with the terms of the Company’s Confidential Information and Invention Assignment Agreement.

Mr. Moretti’s retirement is not a result of a disagreement with the Company or the Board on any matter relating to the Company’s operations, policies or practices.

Appointment of Uneek Mehra as Chief Financial Officer, Principal Financial Officer and Principal Accounting Officer

On September 12, 2023, the Company announced that Uneek Mehra had joined the Company as Chief Financial and Business Officer, Principal Financial Officer, Principal Accounting Officer, and Assistant Secretary of the Company.

Prior to joining the Company, Mr. Mehra served as Chief Financial and Business Officer and the Principal Financial Officer of Myovant Sciences, Inc., a biopharmaceutical company, from September 2021 to July 2023. From October 2019 to September 2021, Mr. Mehra was the Chief Financial Officer and Corporate Treasurer of PACT Pharma, Inc. (“PACT”), a pharmaceutical company. Prior to his tenure at PACT, Mr. Mehra was the Chief Financial Officer at Proteus Digital Health, Inc., a digital medicines company, from April 2017 to October 2019 where he was responsible for the finance, tax, treasury, information technology, facilities and human resources teams. From February 2004 until January 2017, Mr. Mehra served in various roles at Novartis AG, including as the Global Head, Portfolio Management, Licensing and M&A, Oncology Business. Mr. Mehra earned his Bachelors in Engineering from Birla Institute of Technology and Science, his Masters in Finance from Jamnalal Bajaj Institute of Management Studies, and his M.B.A. in Strategy and Leadership from the International Institute for Management Development.

In connection with his employment by the Company as Chief Financial and Business Officer, the Company entered into an offer letter with Mr. Mehra (the “Offer Letter”) which is effective as of September 11, 2023.

The Offer Letter provides for, among other things, (i) an annual base salary of $510,000 per year, (ii) a discretionary annual performance bonus with a target of 45% of base salary, (iii) a stock option grant to purchase 229,634 shares of the Company’s common stock, and (iv) a sign-on bonus in an aggregate amount of $200,000, payable in two equal installments, with the first installment payable shortly following Mr. Mehra’s start date but not deemed earned until the one-year anniversary of its payment date, and the second installment payable following the one-year anniversary of his start date, subject to his continued employment, and not deemed earned until the one-year anniversary of its payment date. The Offer Letter provides for severance benefits on a termination without cause or for good reason equal to nine months of base salary and reimbursement of COBRA premiums for up to nine months. In the event of a termination without cause or for good reason within one month before or 12 months after a change in control, he will also be eligible to receive full vesting acceleration of his outstanding equity awards. The severance benefits are conditioned on Mr. Mehra’s execution of a general release agreement with the Company and his compliance with the Company’s Confidential Information and Invention Assignment Agreement.

There are no arrangements or understandings between Mr. Mehra, on the one hand, and any other persons, on the other hand, pursuant to which Mr. Mehra was selected as an officer of the Company. Mr. Mehra is not a party to any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

There are no family relationships among any of our directors or executive officers and Mr. Mehra.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

4D MOLECULAR THERAPEUTICS, INC.

Date: September 12, 2023	By:	/s/ David Kirn
David Kirn
Chief Executive Officer